  MEDTOX® Scientific, Inc.
Second Quarter Conference Call
July 15, 2010

Kevin Wiersma, MEDTOX - COO - Laboratory Services Division and CFO:

Good morning everyone.  I’m Kevin Wiersma, chief operating officer of the MEDTOX Laboratory Services division, and also CFO of the company.  Welcome to our second quarter conference call.

Before Dick Braun, our CEO, begins our prepared presentation, I’d like to cover one administrative item:  Forward looking statements in our conference call today are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated. Such factors are described from time to time in the Company's Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

Our call today is in listen-only mode, and we would also like to welcome those listeners who have accessed this morning’s call on the internet.  Following our prepared remarks, we’ll have a question and answer session that is accessible to institutional investors and qualified financial analysts covering MEDTOX and our industry.   We look forward to your questions.

Also joining us for our call is Jim Schoonover, our chief marketing officer, and at this time I’m pleased to introduce Dick Braun, CEO of MEDTOX.

Dick Braun, MEDTOX - Chairman, President & CEO

Thank you, Kevin.

Our Laboratory Segment drugs-of-abuse business again showed positive growth in new sales for the second consecutive quarter. The growth is being driven by new business, with business from existing clients continuing to show a decline for the quarter. Our clinical business showed strong growth in the quarter. Clinical laboratory revenues (excluding Clinical Trial Services) increased 41.0% for the quarter. This increase is attributed to our clinical laboratory expansion and diversification initiated in 2008. Clinical Trial Services revenues increased 28% to $2.0 million for the quarter, which is consistent with our comments in the first quarter conference call.

In the Diagnostic Segment, revenues were up nicely quarter over quarter. The increase in device sales is attributable to the workplace drug screening market and devices sold into the hospital market for use with our MEDTOXScan® Reader.

Expansion of our clinical sales group in 2009 contributed to the substantial increase in clinical laboratory services business in the quarter. The increase in SG&A in the quarter, was not only because of sales force expansion, but additionally to insure adequate resources in support of the new business; and to create capacity for expected continued growth.  Kevin will address this issue with more detail in his presentation.  Kevin.

Kevin Wiersma, MEDTOX - COO - Laboratory Services Division and CFO:

Thank you, Dick. Here are some details regarding the quarter.

Revenues were $25.2 million for the quarter, up 18.1% from the second quarter of last year.

In our lab business, second quarter revenues were $19.8 million, up 19.2% from the second quarter of last year.  Revenues from drugs-of-abuse testing increased 5.6% for the quarter as a result of an increase in new account revenues and more stable testing volumes from our existing workplace drugs-of-abuse clients.  Revenues in our clinical and other laboratory services were up 40.9% for the quarter due to continued strong growth generated by our expanded clinical laboratory capabilities.  Revenues in clinical trial services were up 28.0%, and were in line with our expectations.

In our diagnostic business, second quarter revenues were $5.4 million, up 14.0% from last year due primarily to an increase in revenues from device sales in the workplace and hospital markets.

Our overall gross margin was 41.1% in the second quarter, compared to 35.9% last year.

Our lab business operated at a 36.5% margin in the second quarter, up from 29.9% in the second quarter of last year.  The increase in gross margin was due to an increase in higher gross margin clinical testing.

Gross margin in our POC diagnostic division was 57.6% in the quarter, up slightly from 57.2% last year.

Our selling, general and administrative expenses were $8.2 million or 32.7% of revenues in the quarter, up from $6.5 million or 30.6% of revenues in the second quarter last year.  The increase was primarily due to increased costs associated with the growth in clinical revenue and increased incentive based compensation.  Increased expenses associated with the growth in clinical revenue includes the expansion of our sales force in the second half of last year,  higher sales related expense and an increase in expenses related to third party and patient billing.  We expect SG&A expenses to remain near their current levels for the balance of the year.

Research and development expenses were $573,000 in the quarter compared to $589,000 in the second quarter of last year.

We recorded other income of $56,000 in the quarter compared to other expense of $67,000 last year.  The change is primarily due to an investment gain on our marketable equity securities held in trust in the quarter compared to an investment loss in the second quarter of last year.

In terms of the balance sheet, our trade receivables are up from their year-end level due to strong May and June sales and the timing of cash receipts.  Our days sales outstanding was 63.7 days for the quarter compared to 62.0 days last year.

For the first six months of the year, capital expenditures were $2.4 million and depreciation and amortization was $2.8 million.  Cash flow from operations was $3.1 million.

This concludes our review of the Company’s financial performance.

Dick Braun, MEDTOX - Chairman, President & CEO

Thank you, Kevin.  We would now be glad to take any questions that you may have.

QUESTION AND ANSWER

Steven Crowley - Craig-Hallum Capital Group - Analyst

Good morning gentlemen and congratulations on the strong top line performance in particular in the quarter. A couple questions about that top line performance. You gave us some kind of qualitative color on the components. I'm hoping we can get maybe a little more specifics in terms of the same customer volume declines year over year and the contribution from new clients in terms of revenues in the quarter. Can you give us some ballpark on those?

Kevin Wiersma - MEDTOX - COO - Laboratory Services Division and CFO

Yes, Steve. The base business from existing clients was down about 9% for the quarter; that would put the new business at about 14.6%.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Okay, so it was a real strong quarter for new business or new client revenue generation.

Kevin Wiersma - MEDTOX - COO - Laboratory Services Division and CFO

Right.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Okay. Was there anything notable about that new client revenue in terms of particularly large customers or how would you characterize the new accounts that came on board?

Jim Schoonover - MEDTOX - VP & CMO

Steve, this is Jim. No, nothing abnormal, just ongoing strong performance by the workplace sales group. No very large clients, just consistent follow-through on our plan.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Great, and in terms of the clinical laboratory, we’ve talked a little bit about the pain prescription drug monitoring services being one of the drivers of that segment. Does that continue to be the case and what can you tell us about progress there?

Dick Braun - MEDTOX - Chairman, President & CEO

It continues to be strong and we like that particular segment and the program that we’ve put together I think is resonating well with the marketplace.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Okay, we get a pretty specific picture of clinical trials which had a big bounce-back quarter. The perception I’ve walked away with coming off last quarter is that there was a good bounce quarter here and that bounce could be sustainable over the back half of the year. How does the pipeline and opportunity set look for that business for the balance of the year?

Dick Braun - MEDTOX - Chairman, President & CEO

Steve, we have visibility going into the quarter because we sort of booked the space for the trials, and as we’ve tried to reiterate frequently that they do get moved and deferred. I believe last year in the third quarter we did approximately $2 million; and Jim can confirm this, but I think our bookings through this year in the quarter are comparable.

Jim Schoonover - MEDTOX - VP & CMO

Yes, I think that's right, Steve. The second quarter performance was more like our historical numbers. We had that dip towards the end of 2009, and in the first quarter of 2010, but we believe that that period is behind us and things look good.

Steven Crowley - Craig-Hallum Capital Group - Analyst

In terms of the hospital drugs-of-abuse products business, it sounds like there were some encouraging comments about how that was going. What can you tell us about your progress in that market in terms of the kind of growth rate or the number of Readers that you now have in customers' hands?

Jim Schoonover - MEDTOX - VP & CMO

I will try to get a little bit more specific with that actually because that area is doing well for us. At the end of the first quarter, there were 357 Readers in hospitals with approximately 100 being evaluated during that period of time. And at the end of the second quarter, there were 405 Readers in hospitals and 110 were being evaluated. So we were up a little over 13% quarter to quarter in terms of placements and it looks strong for us. It's got good momentum.

Steven Crowley - Craig-Hallum Capital Group - Analyst

And utilization of your proprietary consumables with the Reader, have they been consistent? I think we were talking about prospects for what, two boxes a month per Reader? Has that been consistent…?

Jim Schoonover - MEDTOX - VP & CMO

Yes, that is correct. It's generally somewhere on average between two and three boxes per month and that has been consistent really since the time that we brought the Reader out.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Okay, great. And then for you Kevin, you’ve historically given us the breakdown of product sales in the three buckets between point-of-collection, contract manufacturing and other, even though point-of-collection dwarfs the other two. Do you have those numbers?

Kevin Wiersma - MEDTOX - COO - Laboratory Services Division and CFO

I do, Steve. Point-of-collection testing products was $4,681,000 in the quarter; contract manufacturing, $553,000; and the other diagnostic products at $176,000.

Steven Crowley - Craig-Hallum Capital Group - Analyst

That's got some good strength out of the contract manufacturing revenue line. Is that something anomalous or are you kind of at a new level there for factors we haven't talked about?

Dick Braun - MEDTOX - Chairman, President & CEO

Actually it is very anomalous. We only have two clients in that area and we make a comparable product for both of them, it’s a control that they use on some readers that they sell. We told you some time ago we were exiting the business and both clients had asked us to continue to support them for some period of time. Well finally, the one client is leaving and they had a take-or-pay contract with us to continue to do the work. We negotiated a certain dollar amount whether they took product or not, and they made their last payment in this quarter. So you’ll see that number drop off quite a bit.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Okay because I’ve been forecasting at around $300,000 a quarter anyway, kind of trailing off to $200,000. It seems directionally like that's appropriate in terms of that kind of drop-off. Does that make sense or is it likely to be even more pronounced than that?

Dick Braun - MEDTOX - Chairman, President & CEO

To be honest, I think that number is close. It's probably going to be a little less; maybe $250,000 a quarter, $220,000 a quarter.

Steven Crowley - Craig-Hallum Capital Group - Analyst

That's a rounding error in the scheme of things. Last question for me and I'll hop back in the queue and come back if there’s bandwidth. In terms of the SG&A growth you had in the quarter, it was pretty pronounced off of last quarter's number and it sounds like the beefiness of that expense line is going to continue. Can you hold the line there? Is there some chance that there were one-time items in that number that fall off here over the near term? Because that's a pretty big hurdle to continue getting over in the back half of the year, but it sounds like that's what we’re going to need to do.

Kevin Wiersma - MEDTOX - COO - Laboratory Services Division and CFO

In taking a look at it compared to last quarter, Steve, the increases were predominantly in sales and incentive-based compensation. I think those will probably continue given the high sales rate. Also the sales model on the clinical side is more expensive. We have reps that are out traveling quite a bit versus historically our reps have been inside and on the phone. Additionally, the cost relative to supporting third-party billing which is something historically we haven't done a lot of, we're seeing a fairly big increase in that and having to beef up that area in that department as well.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Were there any categories of expenses that were kind of true-ups or catch-ups with things from prior periods that might allow for SG&A to come down? Or is that just absolutely unlikely?

Kevin Wiersma - MEDTOX - COO - Laboratory Services Division and CFO

No, there really weren't any true-ups relative to prior periods. There were a couple of expenses that aren't reoccurring that we'll see drop off. But overall, I think it's a pretty good number going forward.

Steven Crowley - Craig-Hallum Capital Group - Analyst

My concern is that I think the scenario we were looking forward to was you guys getting back to double-digit operating margins in the not-too-distant future. With that bump in expenses, you’re going to be really challenged to do that unless revenues jump from here and I’m concerned. How can you address that?

Dick Braun - MEDTOX - Chairman, President & CEO

Well I don't think we've made any commitment to anybody that we were going to get to double-digit operating margins in the short term. But we haven't anniversaried the increases yet from the sales expansion and that anniversary I think will be at the end of the third quarter. I think what Kevin said and I will reiterate it, we see the SG&A flattening out at this level and we expect revenue growth to continue. So I think that will contribute to leverage.

Steven Crowley - Craig-Hallum Capital Group - Analyst

And I would think my comment about double-digit operating margins relative to where the rest of your industry sits would be a reasonable expectation for all of us, would it not, Dick?

Dick Braun - MEDTOX - Chairman, President & CEO

I can't comment on that.

Steven Crowley - Craig-Hallum Capital Group - Analyst

I would think you have some aspiration to be at least average or better than average at some point in the future?

Dick Braun - MEDTOX - Chairman, President & CEO

Steve, we’ve consistently told you we don't make projections and we don't give guidance. So that is my answer to the question.

Steven Crowley - Craig-Hallum Capital Group - Analyst

I appreciate that but my job is to do just those things. So I'm trying to get the best information I can. I will let somebody else ask questions.

Dick Braun, MEDTOX - Chairman, President & CEO

We would like to thank you for joining us, and we look forward to speaking with you again when we announce third quarter results.   Thank you.